Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization	% Ownership*
DiCE Molecules SV, Inc.	Delaware	100.00%
DiCE Alpha, Inc.	Delaware	100.00%